EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-4 of Armada Oil, Inc. and Subsidiary (formerly NDB Energy, Inc.) of our report dated June 27, 2012, on our audit of the consolidated balance sheets of Armada Oil, Inc. and Subsidiary (“the Company”) (an exploration stage company) as of March 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and for the period from November 6, 1998 (inception), to March 31, 2012. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Our report, dated June 27, 2012, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company reported negative cash flows from operating activities and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

November 28, 2012

Seattle, Washington